      As Filed with the Securities and Exchange Commission on May 24, 2000


                                                      Registration No. 333-92413
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            FORM S-3; AMENDMENT NO. 3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                Exact name of registrant as specified in charter
                ------------------------------------------------
                               MSI HOLDINGS, INC.

    State or jurisdiction of       Address, including zip code, and telephone number, including area      I.R.S. Employer
 incorporation or organization        code, of registrant's principal executive offices                Identification Number
 -----------------------------        -------------------------------------------------                ---------------------
              UTAH                                   MSI HOLDINGS, INC.                                     87-0280886
                                                    1121 E. 7TH STREET
                                                    AUSTIN, TEXAS 78702
                                                      (512) 476-6925

Name, address, including zip code, and telephone number, including                 With a copy to:
             area code, of agent for service                                       ---------------
             -------------------------------                                       GARY L. WOOLFOLK
                     ROBERT J. GIBBS                                      VIAL HAMILTON, KOCH & KNOX, L.L.P.
                    1121 E. 7TH STREET                                       1717 MAIN STREET, SUITE 4400
                   AUSTIN, TEXAS 78702                                            DALLAS, TEXAS 75201
                      (512) 476-6925                                                 (214) 712-4344

         Approximate date of commencement of proposed sale to the public
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



CALCULATION OF REGISTRATION FEE

 ---------------------------    -------------     -------------------     ------------------------     ----------------
   Title of each class of       Amount to be       Proposed maximum           Proposed maximum            Amount of
 securities to be registered     registered       unit offering price     aggregate offering price     registration fee
 ---------------------------    -------------     -------------------     ------------------------     ----------------
 Common stock
 $0.10 par value (1)            3,148,720 (2)         $9.875 (3)               $20,273,890 (4)            $5,636.14  (5)
 ---------------------------    -------------     -------------------     ------------------------     ----------------

         (1) Such securities have been registered for issuance by the registrant on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended.


         (2) Consists of 3,103,720 shares previously covered by this filing, through amendment number 2 and 45,000 shares added pursuant to this Amendment No. 3.


         (3) Estimated solely for the purpose of computing the amount of registration fee in accordance with Rule 457(c) promulgated under the Securities Act.


         (4) Consists of $19,829,515 previously set forth in this filing, through amendment number 2, plus $444,375 calculated for purpose of this Amendment No. 3 at $9.875 (the closing price on May 16, 2000).

         (5) Wire transfers of $5,512.61 were previously submitted in connection with this filing, through amendment number two. Remittance for the balance of $123.54 has been sent by wire transfer.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                    SUBJECT TO COMPLETION, DATED MAY 24, 2000


                                                                      PROSPECTUS

                               MSI HOLDINGS, INC.
                               1121 E. 7th Street
                               Austin, Texas 78702
                                 (512) 476-6925



                        3,148,720 SHARES OF COMMON STOCK



         The shares of common stock of MSI Holdings, Inc., covered by this prospectus are offered by the shareholders listed under "Selling Shareholders" on page 10. We will not receive any of the proceeds from the shares offered by the selling shareholders.


         In addition to the shares covered by this prospectus, we have registered or are in the process of registering an additional 20,524,293 shares of our common stock. These additional shares are being offered for sale contemporaneously with the shares covered by this prospectus.






Trading symbol:  MSIA                                            Market:  OTC-BB


                  ---------------------------------------------



         THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  ---------------------------------------------


               , 2000

        Additional information, including "Risk Factors" and our financial statements for the year ended March 31, 1999 and notes to the financial statements, is incorporated in to this prospectus by reference to our Form 10-KSB/A filed with the SEC. You are urged to read this prospectus and the 10-KSB/A in their entirety. All references to "MSHI," "we," "us," and "our," mean MSI Holdings, Inc., and its subsidiaries.

                                  RISK FACTORS

        You should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered by this prospectus.


RISKS RELATED TO OUR BUSINESS

        WE ARE OPERATING UNDER AN UNPROVEN BUSINESS MODEL AND MAY PROVE TO BE LESS ATTRACTIVE THAN CURRENTLY ANTICIPATED, OR EVEN INFEASIBLE.

        Our success depends on unproven products. Our revenues are generated by providing customers with bandwidth and related services. Our products are relatively new to the marketplace. Our success depends on our products achieving wide acceptance in the market at competitive prices. We may be unable to attain expected demand levels, curtail expenses or successfully achieve other benchmarks necessary for the success of our business plan.



        Our forecasts for future demand and operations are based on the successful development of a market for our products and services. Given the relative novelty of our products and services, there is limited data available on which to base a reliable forecast.




        THERE IS LIMITED INFORMATION ON WHICH TO EVALUATE OUR OPERATIONS. FORECASTS OF OUR PERFORMANCE MAY BE INACCURATE AND ACTUAL RESULT MAY VARY SIGNIFICANTLY FROM CURRENT EXPECTATIONS.


        Since March 1999, we have changed the focus of our business from providing hardware and systems integration services to providing a suite of high-speed Internet access, data transport and networking services, co-location services and web site hosting services. Because of our limited operating history in providing our current product mix, there is limited operating and financial data about our business for you to use in evaluating us or our performance.

        WE HAVE INCURRED NET LOSSES SINCE OUR INCEPTION AND ANTICIPATE CONTINUING LOSSES. AS A SHAREHOLDER, YOUR INVESTMENT MAY BE LOST IF WE FAIL TO BECOME PROFITABLE.


        To date, we have had limited revenues and have not shown a profit in our operations. As of December 31, 1999, our accumulated deficit was approximately $32.3 million. Approximately $19.9 million of the deficit relates to losses from operations. The remaining $12.4 million of deficit relates to losses incurred due to discounts recorded on issuances and conversions of common and preferred stock. We cannot predict when profitability might be achieved, if at all. If we are able to become profitable, we may not be able to sustain it. If we are unable to obtain profitability or sustain it, we may have to discontinue operations.

        WE MAY BE UNABLE TO MANAGE COMPLICATIONS THAT ARISE DURING THE BUILD OUT OF ADDITIONAL DATA CENTERS WHICH MAY ADVERSELY AFFECT OUR CASH FLOW AND PROFITABILITY PROJECTIONS.






        We are planning to build out up to 15 new data centers across a wide range of geographic regions. The build out of data centers is a key element of our business strategy. Each data center takes approximately 30 to 90 days to complete. Any delay in the build out of new data centers would significantly harm our expansion plans. Many of the risks associated with significant expansion projects are beyond our control and could delay the build out of additional data centers. These risks include cost estimation errors or overruns, equipment and material delays or shortages, and the inability to obtain necessary permits on a timely basis, if at all.


        WE MAY BE UNABLE TO MANAGE THE INCREASED EXPENSES OF DEVELOPING AND OPERATING THE NEW DATA CENTERS WHICH MAY RENDER US UNABLE TO SATISFY CURRENT AND FUTURE OBLIGATIONS.


        If completed, new data centers will result in substantial new operating expenses. Moreover, a failure to institute adequate financial and managerial controls, reporting systems and procedures for multiple facilities would significantly harm our operations. Failure to manage the data center's increased expenses could result in our inability to service existing obligations.

        WE HAVE HAD RECENT CHANGES IN MANAGEMENT. OUR CURRENT MANAGEMENT MAY BE UNABLE TO LEAD US INTO PROFITABILITY.

        Several member of our calendar year 1999 management team are no longer with us. We are continuing to build a new management team. This team has not had the opportunity to work together in the past. There is no assurance the new management team will be able to successfully lead us into profitability.

        WE WILL BE UNABLE TO EFFECTIVELY COMPETE IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL.


        Our future success depends on highly qualified technical, sales, marketing and customer service personnel. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. We face intense competition for qualified personnel in software development, network engineering and product management. If we are unable to attract and retain qualified personnel, our ability to compete will be compromised.

        OUR POSSIBLE EXPOSURE TO INFRINGEMENT CLAIMS MAY UNEXPECTEDLY INCREASE OUR EXPENSES, ADVERSELY AFFECTING OUR CASH FLOWS AND PROFITABILITY.

        Our management personnel were previously employees of other telecommunications companies. Our management personnel may have had contracts with the prior companies. In many cases, these individuals conduct activities for us in areas similar to those in which they were involved before joining us. As a result, we or our employees could be subject to allegations of violation of trade secrets, breach of contract or unfair competition. These claims may distract our management and employees from their duties and require reallocation of our resources. Moreover, an unfavorable ruling may hinder our ability to use technology we need to conduct our business. Liability and defense costs under these claims could increase our expenses and adversely affect our ability to compete.


        OUR OPERATIONS DEPEND ON OUR ABILITY TO MAINTAIN FAVORABLE RELATIONSHIPS WITH THIRD PARTY SUPPLIERS. WE CAN NOT ASSURE THE CONTINUITY OF THOSE RELATIONSHIPS.


        We have entered into several alliance and contractual agreements to utilize third parties' and networks for our products and services. We are dependent on the continued availability of these infrastructures and networks for our growth and development. If we are unable to maintain or replace our relationships with our suppliers, we will be unable to provide the current level of services to our customers. Our failure to consistently provide our current levels of service could result in a reduction of our client base and sales volume.


        SYSTEM FAILURES COULD DISRUPT OUR SERVICES AND CAUSE US TO LOSE
        CUSTOMERS.


        Our target market is particularly sensitive to service failures. Service failures may reduce or terminate the services we supply to our customers. Any reduction or termination of our services could cause our customers to switch their business to our competitors and may hinder our ability to obtain new customers. Our system is vulnerable to damage from human error, power loss, facility failures, fire, earthquake, floods, telecommunications failure, break-ins, sabotage, and vandalism. Moreover, we do not presently have a disaster recovery plan, carry any business interruption insurance or have any secondary off-site systems.

        These risks are aggravated by the fact that substantially all of our communications and computer hardware is located within a single facility in Austin, Texas.


RISKS RELATED TO OUR INDUSTRY


        OUR GROWTH AND PERFORMANCE MAY BE HINDERED IF INTERNET USE FAILS TO INCREASE AS PREDICTED.


        Demand for our services could be reduced if the market for business-related Internet solutions fails to further develop. Critical issues concerning the commercial use of the Internet remain unresolved and may hinder the growth of Internet use. These issues are particularly critical in the business sector -- our target market. If demand for our services fails to materialize at the anticipated levels, our revenues will also fail to reach expectations.


        THE MARKET FOR OUR PRODUCTS AND SERVICES IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.


        The market for our products and services is rapidly evolving. Our market is also intensely competitive, partly due to relatively low barriers to entry. Many of our competitors and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than us. Moreover, our competitors may be able to negotiate contracts with suppliers on more favorable terms than we can. Some of these competitors may also provide products with some performance advantages over our products. Given the fierce competition in our industry and our comparatively limited resources, we may not be able to compete effectively.


        OUR SERVICES ARE SUBJECT TO UNCERTAIN GOVERNMENT REGULATION. CHANGES IN LAWS OR REGULATIONS COULD RESTRICT THE WAY WE OPERATE OUR BUSINESS.


        We operate in an environment of unstable and evolving regulations. Changes in applicable laws or regulations could impact our operations, and impact our costs, service requirements and the scope of competition. Incumbent local carriers are likely to pursue efforts to affect the applicable laws and regulations in a manner that would be more favorable to them and that may be against our interests. The likely means to affect the laws include litigation in courts, administrative proceedings with the FCC and state telecommunications regulators and lobbying the U.S. Congress. We may choose to expend significant resources to participate in regulatory proceedings at the federal or state level. The expenses associated with participating in and complying with an evolving regulatory framework may increase our operating expenses beyond expectations. Despite our possible expenditures, we cannot assure any favorable results.

        DEMAND FOR OUR PRODUCTS AND OUR PROJECTED INCOME WILL FAIL TO MEET EXPECTATIONS IF DIGITAL SUBSCRIBER LINE SERVICES ARE NOT ACCEPTED BY BUSINESSES AT PROFITABLE PRICES

        The market for high-speed Internet access, data transport and networking services using copper telephone lines is in the early stages of development. If the market for our digital subscriber line services fails to develop, grows more slowly than anticipated or becomes saturated with competitors, our operations and future revenue stream may not achieve our expectations. We cannot accurately predict the rate at which this market will grow or whether new or increased competition will result in market saturation. The failure to materialize at the expected levels may reduce our anticipated revenues.

        INTERNET SECURITY CONCERNS MAY HINDER THE DEVELOPMENT OF ELECTRONIC COMMERCE AND DEMAND FOR OUR PRODUCTS AND SERVICES.

        A significant barrier to commerce and communications over the Internet has been the need for the secure transmission of confidential information. Security breaches or the inadvertent transmission of computer viruses could expose us to litigation and possible liability. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by breaches. A party who is able to penetrate our network security could misuse our users' personal information and our users might sue us or bring claims against us. If any well- publicized compromise of security occurs, Internet usage and the demand for our services could decline.


RISKS RELATED TO THE OFFERING

        SOME SHAREHOLDERS HAVE SUBSTANTIAL CONTROL OVER US. INVESTORS IN THIS OFFERING MAY HAVE NO EFFECTIVE VOICE IN OUR MANAGEMENT.


        If you purchase our common stock, you may not have an effective voice in our management. As of March 31, 2000, our current directors and executive officers owned approximately 3.4% of the outstanding shares of our common stock. Also as of March 31, 2000, Entrepreneurial Investors, Ltd. owned approximately 17.2% of the outstanding shares of our common stock.

        These shareholders may continue to exert significant influence over our business and affairs and will possess substantial control over our operations. They may have the ability to amend corporate filings, elect a majority of our board of directors and control matters requiring approval by our shareholders. They will also have the ability to delay or prevent a change in control of our company and to discourage a potential acquirer for us or our securities.

        OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL. OUR SHAREHOLDERS' ABILITY TO EXPEDITIOUSLY CHANGE MANAGEMENT MAY BE COMPROMISED.

        Provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of our company, even if a change in control would be beneficial to shareholders. Our articles of incorporation allow our board of directors to issue preferred stock with terms set by the board of directors and without shareholder approval. The preferred stock could be issued quickly with terms that delay or prevent a change in control or make removal of management more difficult. Also, the issuance of preferred stock may cause the market price of our common stock to decrease.

        WE HAVE A LIMITED MARKET FOR OUR COMMON STOCK AND OUR STOCK PRICE IS VOLATILE. AN INVESTMENT IN OUR STOCK MAY HAVE LIMITED LIQUIDITY.

        Our stock presently trades on the Over-The-Counter Bulletin. Trading on the Over-The- Counter Bulletin is sporadic and highly volatile. The market prices of Internet-related stocks tend to be more volatile than the market as a whole. The market price of our common stock has fluctuated in the past and may continue to be volatile in the future. There can be no assurance that an active trading market will develop or be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities, as well as affect your ability to sell your shares.

        AS AN INCREASING AMOUNT OF OUR COMMON STOCK BECOMES ELIGIBLE FOR SALE, THE MARKET PRICE FOR YOUR SHARES MAY DECREASE.

        Sales in the public market of substantial amounts of common stock or the perception that substantial sales may occur could materially and adversely affect the market price of our common stock. These sales or perceptions could also limit our ability to raise capital through an offering of equity securities. An increasing number of shares eligible for sale may place downward sell pressures on our market price. The adverse affect on the market price of our common stock may occur even if the results of our operations are positive. As of March 31, 2000, we had 36,502,875 shares of common stock outstanding. The following table illustrates the shares of common stock eligible for future sale if all outstanding warrants and options were exercised.




                                            Fully Diluted           %
                                            -------------         -----
Total shares                                 44,826,429           100.0
Eligible for future sale                     36,134,718            80.6
Subject to Rule 144 restrictions              8,691,711            19.4

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS


        The prospectus may contain forward-looking statements. Any statement in this prospectus, other than a statement of historical fact, may be a forward-looking statement.

        You can generally identify forward-looking statements by looking for words like may, will, expect, intend, estimate, anticipate, believe or continue. Variations on those or similar words, or the negatives of those or similar words, also may indicate forward-looking statements.


        The discussions in this prospectus and in the documents incorporated by reference contain forward-looking statements. Although we believe that the expectations reflected in this prospectus are reasonable, we cannot assure you that our expectations will be correct. Our actual results may differ significantly from the results discussed in the forward-looking statements. This prospectus includes a discussion entitled "Risk Factors," discussing important factors that could cause our actual results to differ materially from our expectations. These risk factors and other more remote risks are further discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections of the 10-KSB/A and in our Form 8-K dated February 17, 2000.

        The forward-looking statements in this prospectus are accurate only as of its date. If our expectations change, or if new events, conditions or circumstances arise, we are not required to, and may not, update or revise any forward-looking statement in this prospectus.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus. However, we will receive proceeds from the exercise of the options and warrants, the underlying shares of which are being registered in this registration statement. The exercise price received by us from issuance of the shares of common stock underlying the warrants and options will be used for general corporate purposes. The proceeds received and to be received upon exercise of the warrants and options are:



                                                            As of
                                                       March 31, 2000
                                                       --------------
Proceeds received                                        $  81,500.00
Proceeds receivable if remaining options and
warrants are exercised                                   $ 649,453.00
                                                         ------------
Total proceeds from options and warrants                 $ 730,953.00
                                                         ============

                           PRICE RANGE OF COMMON STOCK

        The table below reflects the high and low closing sale price of our common stock for the periods indicated, as reported by the OTC Bulletin Board.


QUARTER ENDED                                               HIGH          LOW
-------------                                            ----------     -------
March 31, 1998.........................................   $   2.560     $ 0.750
June 30, 1998..........................................       8.430       2.500
September 30, 1998.....................................      12.000       5.500
December 31, 1998......................................       7.250       6.187
March 31, 1999.........................................      10.062       3.500
June 30, 1999..........................................      10.750       4.250
September 30, 1999.....................................       6.187       4.000
December 31, 1999......................................       7.125       4.000
March 31, 2000.........................................   $  44.500     $ 6.000




        On May 16, 2000, the closing sale price for a share of our common stock, as reported on the OTC Bulletin Board, was $9.875.

                              SELLING SHAREHOLDERS


        The following table lists the ownership of the common stock included in this registration statement, assuming conversion of the series E preferred stock and assuming the exercise of the warrants and options covered by the shares contained in this registration statement. Percentage ownership calculations are based upon the 36,502,875 shares of common stock outstanding as of March 31, 2000. Unless otherwise indicated, the total shares reflected are comprised of shares issued and outstanding.




                                   RELATION TO
                   NAME                MSHI         TOTAL SHARES       PERCENT
                   ----            -----------      ------------       -------
Rainer Bischoff                                           80,000
Cornelius Dornier                                         65,000
Daniel Dornier (1)                 director               80,000
David Dornier                                             50,000
Gabrielle Dornier                                         30,000
Silvius Dornier                                          100,000
Graf Von Hardenberg                                      100,000
Andreas Preuschoff                                        10,000
Rainer Doerflinger                                        15,000
Greenwich AG (2)                                         603,340         1.65%
Frank C. Erwin                                            30,000
Will B. Houston (3)                                       20,000
James E. Thorp (4)                                       593,666         1.63%

                                   RELATION TO
                   NAME                MSHI        TOTAL SHARES       PERCENT
                   ----            -----------     ------------       -------
Edward R. Coleman                                        10,000
Jim Troxel                                              100,000
G. Robert Barker                                          5,000
Beatrice Schaefer                                       100,000
Heinz Winzeler                                          120,840
Equity Services, Ltd. (5)                               181,674
Pinecrest Associates, Inc.(6)                           150,000
Panther Consulting, Inc. (7)                            150,000
Peninsular Corp. (8)                                     50,000
Jaime Munoz (9)                  former officer          44,000
Tejas Holdings, Inc.(10)         consultant              83,000
Capital Solutions, Inc. (11)     consultant               1,200
Ronnie D. Henry (12)             consultant              25,000
Carolyn S. Henry (12)                                    10,000
Randall N. Williamson (12)                                5,000
Benjamin A. Siddons (12)                                  5,000
Austex Enterprises (12) (13)                              5,000
Hemisphere Trading Co. (14)                              69,500
Terama  Company Limited (15)                             50,000
Amador DeLeon, Jr. (16)          former employee          2,500
MMH Investment, Inc. (17)        consultant             150,000
Robert Hersch (18)               former officer          10,000
Roger Lane                       former employee         40,000
Ashley LeMarie (19)              consultant               2,000
John Walters (19)                consultant               2,000



------------
     (1)  Consists of:
          o    79,950 shares of common stock; and
          o 50 shares of common stock issuable upon conversion of 5 shares of series E preferred.


     (2) Greenwich AG is a German corporation. Rainer Bischoff is its chief executive officer and has voting and investment control over its shares.


     (3)  Consists of:
          o    10,000 shares of common stock; and
          o 10,000 shares of common stock issuable upon conversion of 1,000 shares of series E preferred.

     (4)  Consists of:
          o    543,666 shares of common stock; and
          o 50,000 shares of common stock issuable upon conversion of 5,000 shares of series E preferred.

     (5) Ms. Lynn Turnquest is ESL's managing director and has voting and investment control over its shares. Equity Services Ltd. is owned by four foreign corporations:
          o    Aspen Investments, Inc., a Panama corporation;

          o    Mercer, Inc., a Nevis corporation;
          o    Nesting, Inc., a Nevis corporation; and
          o    Penninsular Inc., a Nevis corporation.

          Ms. Turnquest is the managing director for Aspen, Mercer and Nesting and has voting and investment control over each entity. Robert E. Cordes is Penninsular's president and has voting and investment control over its shares.

          The shares included on behalf of ESL consist of:
          o    88,340 shares of common stock; and
          o    93,334 shares of common stock covering placement agent's options.

     (6) Sylvia Seymour is Pinecrest's president and has voting and investment control over its shares.

     (7) D.A. Kent is Panther's president and has voting and investment control over its shares.

     (8) Penninsular is a Nevis corporation. Robert E. Cordes is Penninsular's president and has voting and investment control over its shares.

     (9) Consists of 44,000 shares previously issued to Mr. Munoz, a former officer of ours.


     (10) Mike Hale is the president and chief executive officer of Tejas Holding and has voting and investment control over its shares. Tejas' shares listed herein consist of: o 33,000 shares issued for consulting services; and o 50,000 shares covering options granted in conjunction with settlement of a dispute regarding the consulting agreement and compensation thereunder.


     (11) Michael King is the president and chief executive officer of Capital Solutions and has voting and investment control over its shares. These shares consist of 1,200 shares previously issued for consulting services.

     (12) Consist of 50,000 shares of common stock issued upon the exercise of the warrants granted to Henry & Associates, a consultant.

     (13) Austex Enterprises is a Texas partnership. Its general partner is Stara Corp and Stara's president is Stephen R. Smith. As president of Austex's general partner, Mr. Smith has voting and investment control over Austex's shares. The shares listed herein were transferred to Austex from Henry & Associates.


     (14) Hemisphere is a Liberian corporation. Robert E. Cordes is its president and has voting and investment control over its shares.


     (15) Consists of 50,000 shares acquired from and previously issued to Phoenix Energy Partners in satisfaction of an over-subscription for the series D preferred stock. D. A. Kent is Terama's president and has voting and investment control over its shares

     (16) Consists of 2,500 shares issued to a former employee in settlement of a dispute over compensation.

     (17) Consists of 150,000 shares of common stock previously issued to a consultant. Robert Hersch is MMH's president and has voting and investment control over its shares.

     (18) Consists of 10,000 shares of common stock to Robert Hersch, a former officer.


     (19) Consists of 4,000 shares issued for the benefit of the Volo Group, a consultant.

                              PLAN OF DISTRIBUTION

     The shares of common stock may be offered and sold from time to time by the selling shareholders, or by pledges, donees, transferees or other successors in interest. We have no control over the selling shareholders in making their decisions to offer, sell or transfer their shares at prices related to the then current market price or in negotiated transactions. The shares may be sold by the selling shareholders in one or more transactions at the then prevailing market prices or in privately negotiated transactions. The shares may be sold by one or more of the following methods:

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o purchases and resale by a broker-dealer for its account under this prospectus;

     o    private sales; and

     o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

     We have not been advised by the selling shareholders that they have, as of the date of this prospectus, made any arrangements relating to the distribution of the shares covered by this prospectus. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate and broker-dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately before sale.

     In offering the shares, the selling shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling shareholders may be underwriters within the meaning of the Securities Act. An underwriter is someone who acquired shares from us or an affiliate of ours with a view towards distributing the shares to the public. Since these individuals may be underwriters, any profits realized by the selling shareholders and the compensation of the broker-dealers involved may be underwriting discounts and commissions.

     Any shares covered by this prospectus which qualify for sale under Rule 144 may be sold under Rule 144 rather than under this prospectus.

                             THE SECURITIES OFFERED


        We are authorized to issue up to 50,000,000 shares of common stock, and up to 10,000,000 shares of preferred stock. As of March 31, 2000, there were 36,502,875 shares of common stock outstanding.


        The following is a summary of the material provisions and terms of our articles and bylaws that might be important to you as a shareholder. You should refer to our articles of incorporation and bylaws for a complete statement of your rights as a stockholder. Both the articles of incorporation and the bylaws are filed with the SEC as Exhibit No. 3 to our registration statement, file #33-24265-LA.


        As a holder of our common stock you will have one vote per share on all matters voted on by stockholders, including elections of directors. Unless required by law or provided in any resolution adopted by the board of directors about any series of preferred stock, only holders of our common stock have voting rights. The articles of incorporation do not provide for cumulative voting. Cumulative voting is the ability to cast as many votes for a director as the shareholder has shares of stock multiplied by the numbers of directors to be elected, in the election of directors. The articles of incorporation also do not provide for preemptive rights. A preemptive right is a shareholder's right to acquire new shares issued by a company to preserve their proportional interest. Owners of our common stock will receive dividends if the board declares them out of available funds. However, we do not expect to declare or pay dividends on our common stock.


        The transfer agent for our common stock is Interwest Transfer Company, Inc.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at:


      Securities and Exchange Commission    or    Securities and Exchange Commission
            450 Fifth Street, N.W.                   801 Cherry Street, 19th Floor
            Washington, D.C. 20549                      Ft. Worth, Texas 76102

Further information on the SEC's public reference rooms, is available from the SEC at 1-800-SEC-0330. Our SEC filings are also available on the Internet at http://www.sec.gov.

        The SEC allows us to incorporate by reference information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the sale of all the shares covered by this prospectus:

        o      Annual report on Form 10-KSB/A for the year ended March 31, 1999;

        o All other reports filed with the SEC in compliance with Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended March 31, 1999; and

        o The description of our common stock contained in our registration statement on Form 10, filed with the SEC on October 27, 1975, file number M862263.

        We will deliver to each person, including any beneficial owner, receiving this prospectus, a copy of any or all of the information that has been incorporated by reference and not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning:

                               MSI Holdings, Inc.
                               1121 E. 7th Street
                               Austin, Texas 78702
                              Attn: Robert J. Gibbs
                            Telephone: (512) 476-6925

                                 INDEMNIFICATION

        Our revised articles of incorporation state that we may indemnify each of our directors, officers, employees, or agents to the full extent permitted by the laws of the state of Utah. In summary, the Utah Revised Business Corporation
Act:

        o authorizes any corporation to indemnify directors and officers against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, incurred by reason of his having been a corporate director or officer;

        o confers on the director or officer an absolute right to indemnification for expenses, including attorney's fees, actually and reasonably incurred to the extent he is successful on the merits or defense of any claim, issue, or matter;

        o allows a corporation to pay attorney's fees and other litigation expenses on behalf of a director or officer in advance of the final disposition of the action, provided the director or officer undertakes to reimburse the corporation, if it is ultimately determined that he is not entitled to be indemnified by the corporation or if the advances exceed the indemnification to which he is entitled; and


        o recognizes that a director or officer may be entitled to additional indemnification under the corporation's certificate or articles of incorporation, bylaws, agreements, or by shareholders' vote.


        However, the indemnification authorized by the Utah Revised Business Corporation Act is limited to those situations where:

        o the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation;

        o if in criminal proceedings, the director or officer had no reasonable cause to believe his conduct was unlawful; and

        o either the board of directors, acting through a quorum of disinterested directors or on the advice of independent legal counsel, has or the shareholders have made a determination that indemnification is proper in the circumstances.

        Moreover, we may not indemnify a director if the director is adjudged liable to us or has derived an improper personal benefit in an action in which the director is adjudged liable. We may also purchase and maintain insurance to provide indemnification.

        Though indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or person controlling us under the provisions outlined above, we have been advised that in the opinion of the Securities and

Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

        The validity of the shares offered by this prospectus has been passed upon for us by Vial, Hamilton, Koch & Knox, L.L.P., Dallas, Texas.

                                     EXPERTS


        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-KSB/A for the year ended March 31, 1999, as reflected in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Brown, Graham and Company, P.C., independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-KSB/A for the year ended March 31, 1998, as reflected in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. Brown Graham and Company, P.C.'s report contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in note 1 to the consolidated financial statements. Our financial statements are incorporated by reference in reliance on Brown, Graham and Company, P.C.'s report, given on their authority as experts in accounting and auditing.

                                3,148,720 SHARES

                               MSI HOLDINGS, INC.

                                  Common Stock

                                   ----------
                                   PROSPECTUS
                                   ----------


     You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The statements and representations contained within this prospectus are true and correct as of the date indicated on the cover page. The delivery of this prospectus does not, under any circumstances, create the implication that there has been no change since that date. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than those registered securities to which the prospectus relates. Moreover, this prospectus does not constitute an offer to sell or a solicitation of an offer to buy in any circumstances in which such an offer or solicitation is unlawful.

     We will bear all of the cost of preparing and printing the registration statement, prospectus and any prospectus supplements and all filing fees and legal and accounting expenses associated with registration under federal and state securities laws, which are estimated at $60,000.


                                  ------------


                 Table of Contents

                                                   Page

Risk Factors                                          2
A Warning about Forward-looking Statements            8
Use of Proceeds                                       8
Price Range of Common Stock                           9
Selling Shareholders                                  9
Plan of Distribution                                 12
The Securities Offered                               13
Where You Can Find More Information                  14
Indemnification                                      15
Legal. Matters                                       16
Experts                                              16

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.             Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered. All amounts are estimates except the SEC registration fee.


         Filing Fee-Securities and Exchange Commission................$   5,000
         Accountants' Fees and Expenses...............................$  20,000
         Fees and Expenses of Counsel for the Registrant..............$  20,000
         Printing and Communication Expenses..........................$  10,000
         Blue Sky Fees and Expenses...................................$   3,500
         Miscellaneous Expenses.......................................$   1,500
                                                                      ---------


                Total.................................................$  60,000
                                                                      =========

         The selling security holders are bearing no portion of the expenses of the offering pursuant to agreement.

ITEM 15.          Indemnification of Directors and Officers.

         The registrant's revised articles of incorporation and by-laws permit the registrant to indemnify its directors and officers to the fullest extent authorized under the Utah Business Corporation Act ("UBCA"). In general, a Utah corporation may indemnify a director or officer who was, is or is threatened to be made, a named defendant or respondent in a proceeding by virtue of his position in the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Utah corporation may indemnify a director, officer, employee, or agent ("fiduciary") in an action brought by or in the right of the corporation only if such fiduciary was not found liable to the corporation, unless or only to the extent that a court finds him to be fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions (set forth in Item 14 above), or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.          Exhibits

EXHIBIT
  NO.                     EXHIBIT DESCRIPTION                                        LOCATION
-------                   -------------------                                        --------
4            Specimen of Securities(1)                          Incorporated by reference to Exhibit Nos. 1A and
                                                                1B of Registrant's Form 8-A Registration
                                                                Statement (File #0-8146)

4.1          Certificate of Designation for Series E            Incorporated by reference to Form 10-QSB/A
             Preferred Shares (1)                               filed November 12, 1998, for the period ended
                                                                June 30, 1998

4.2          Amendment to the Certificate of Designation        Incorporated by reference to Form 10-QSB  filed
             for Series E Preferred Shares (1)                  August 16, 1999, for the period ended June 30,
                                                                1999

5            Legal Opinion of Vial, Hamilton, Koch &
             Knox, L.L.P.(3)

23.1         Consent of Ernst & Young, LLP (2)                  Exhibit 23.1

23.2         Consent of Brown, Graham and Company,              Exhibit 23.2
             P.C. (2)

23.3         Consent of Vial, Hamilton, Koch & Knox,            Exhibit 23.3
             L.L.P.(2)

-------------
(1) Previously filed with the Securities and Exchange Commission and incorporated by reference pursuant to Rule 12b-32 of the Securities Exchange Act of 1934.
(2)      Filed herewith.
(3)      To be filed by amendment.


ITEM 17.          Undertakings.

         The Undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in that post-effective amendment, and the offering of those securities at that time shall be deemed to be the initial bona fide offering of those securities.

         (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Austin, State of Texas, on May 18, 2000.


                                          MSI HOLDINGS, INC.



                                          By: /s/ ROBERT J. GIBBS
                                             -----------------------------------
                                               Robert J. Gibbs, President & CEO


         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                            TITLE                     DATE
         ---------                            -----                     ----

 /s/ ROBERT J. GIBBS
---------------------------------
Robert J. Gibbs                       President, CEO and Director       May 22, 2000

 /s/ DOUGLAS W. BANISTER
---------------------------------     Vice President and
Douglas W. Banister                   Chief Financial Officer           May 22, 2000



---------------------------------
Chris Brickler                        Director                          May ___, 2000

 /s/ BLANDINA CARDENAS
---------------------------------
Blandina Cardenas                     Director                          May 19, 2000


---------------------------------
Ernesto Chavarria                     Director                          May ___, 2000

 /s/ DANIEL DORNIER
---------------------------------
Daniel Dornier                        Director                          May 22, 2000


---------------------------------
Steve Metzger                         Director                          May ___, 2000

 /s/ HUMBERT B. POWELL
---------------------------------
Humbert B. Powell, III                Director                          May 22, 2000

 /s/ DAVINDER SETHI
---------------------------------
Davinder Sethi                        Director                          May 22, 2000

                                INDEX TO EXHIBITS

EXHIBIT
  NO.                     EXHIBIT DESCRIPTION
-------                   -------------------
4            Specimen of Securities(1)



4.1          Certificate of Designation for Series E
             Preferred Shares (1)


4.2 Amendment to the Certificate of Designation for Series E Preferred Shares (1)


5            Legal Opinion of Vial, Hamilton, Koch &
             Knox, L.L.P.(3)

23.1         Consent of Ernst & Young, LLP (2)

23.2         Consent of Brown, Graham and Company,
             P.C. (2)

23.3         Consent of Vial, Hamilton, Koch & Knox,
             L.L.P.(2)

-------------
(1) Previously filed with the Securities and Exchange Commission and incorporated by reference pursuant to Rule 12b-32 of the Securities Exchange Act of 1934.
(2)      Filed herewith.
(3)      To be filed by amendment.